Exhibit 99.5

This Notice does not constitute an offer to buy or a solicitation of an offer to sell Existing Notes or New Notes (each as defined herein) in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities laws or otherwise.  The Existing Notes and New Notes have not been and will not be registered under the United States Securities Act of 1933 as amended (the "Securities Act"), or with any securities regulatory authority of any state or other jurisdiction in the United States and the Existing Notes and New Notes may not be offered, sold, pledged or otherwise transferred in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state and local securities laws. The distribution of this Notice and the Exchange Offer and Consent Solicitation Memorandum in certain jurisdictions may be restricted by law.

21 December 2011

EXCHANGE OFFER AND CONSENT SOLICITATION

FINAL NEW NOTES TERMS ANNOUNCEMENT

On 28 November 2011 Global Yatırım Holding Anonim Şirketi (the New Notes Issuer) announced an Exchange Offer (the Exchange Offer) and Consent Solicitation (the Consent Solicitation and, together with the Exchange Offer, the Offer) for any and all of the U.S.$100,000,000 9.25 per cent. Loan Participation Notes due 2012 issued by Deutsche Bank Luxembourg S.A. for U.S. dollar-denominated Fixed Rate Notes due 2017 (the New Notes) to be issued directly by the New Notes Issuer. The Expiration Deadline for the Offer was 16:00 on 16 December 2011.

This notice constitutes the Notice of Results and CMB Registration Condition Announcement described in the Exchange Offer and Consent Solicitation Memorandum dated 28 November 2011 published in connection with the Offer (the Exchange Offer and Consent Solicitation Memorandum).

The New Notes Issuer announces that:

(a)	the aggregate nominal amount of Existing Notes validly offered for exchange in the Exchange Offer was U.S.$39,333,000;

(b)	the nominal amount of Existing Notes that the New Notes Issuer will accept is U.S.$39,333,000;

(c)	the aggregate nominal amount of New Notes expected to be issued pursuant to the Exchange Offer is U.S.$40,119,000;

(d)	the New Notes have been accepted for registration with the CMB so satisfying the CMB Registration Condition and are expected to settle on 30 December 2011;

(e)	the New Notes will be represented by:

(i)	an Unrestricted Global Certificate which has been accepted for clearance through Euroclear and Clearstream, Luxembourg with ISIN XS0725354566 and Common Code 072535456; and

(ii)	a Restricted Global Certificate which has been accepted for clearance through DTC with ISIN US37952QAA04 and CUSIP 37952Q AA0.

NOTICE IS HEREBY GIVEN to the holders of the Existing Notes that, at the Meeting of such holders convened by the Notice published on the website of the Luxembourg Stock Exchange at www.bourse.lu on 28 November 2011 and held on 20 December 2011, the Extraordinary Resolution set out in such Notice was not passed.  Accordingly, the modifications referred to in the Extraordinary Resolution will not be implemented.

Capitalised terms used but not defined in this Notice have the meanings given to them in the Exchange Offer and Consent Solicitation Memorandum.

Requests for information in relation to the terms of the Offer should be directed to:

THE DEALER MANAGER

UBS Limited
1 Finsbury Avenue
London EC2M 2PP

For information by telephone: +44 (0)20 7567 0525
Attention: Liability Management Group
Email: OL-Liability-Management@ubs.com

Offer Restrictions:

The Exchange Offer and Consent Solicitation Memorandum does not constitute an offer or an invitation to participate in the Offer in any jurisdiction in or from which, or to any person to whom, it is unlawful to make such offer or invitation under applicable laws.  The distribution of the Exchange Offer and Consent Solicitation Memorandum in certain jurisdictions may be restricted by law.  Persons into whose possession the Exchange Offer and Consent Solicitation Memorandum comes are required by each of the Existing Notes Issuer, the New Notes Issuer, the Dealer Manager and the Exchange and Tabulation Agent to inform themselves about, and to observe, any such restrictions.

No action has been or will be taken in any jurisdiction by the Existing Notes Issuer, the New Notes Issuer,  the Dealer Manager or the Exchange and Tabulation Agent that would constitute a public offering of the Existing Notes or the New Notes.

United States

The New Notes Issuer is offering and selling the New Notes to Noteholders in the United States pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 and, accordingly, the offer of the New Notes has not been and will not be registered with the SEC or pursuant to state securities law, or the securities laws of any other jurisdiction in the United States.

See Transfer Restrictions in the Offering Memorandum.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each of the Existing Notes Issuer, the New Notes Issuer, the Dealer Manager and the Exchange and Tabulation Agent has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the

Relevant Implementation Date) it has not made and will not make an offer of New Notes which are the subject of the offering contemplated by the Exchange Offer and Consent Solicitation Memorandum to the public in that Relevant Member State other than:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)
at any time to fewer than 100 or, if the relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of New Notes shall require the Existing Notes Issuer, the New Notes Issuer, or the Dealer Manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of the provision, the expression of an offer of New Notes to the public in relation to any New Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the Offer and the New Notes to be offered so as to enable an investor to decide to purchase or subscribe for the New Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

Republic of Italy

None of the Offer, the Exchange Offer and Consent Solicitation Memorandum or any other documents or materials relating to the Offer have been or will be submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa (CONSOB), pursuant to applicable Italian laws and regulations.

The Exchange Offer is being carried out in Italy as an exempted offer pursuant to article 101-bis, paragraph 3-bis of the Legislative Decree No. 58 of 24 February 1998, as amended (the Financial Services Act) and article 35-bis, paragraph 3 of CONSOB Regulation No. 11971 of 14 May 1999, as amended (the Issuers' Regulation), as the case may be.

Accordingly, a Noteholder located in Italy can participate in the Exchange Offer only if it is a qualified investor (investitori qualificati), as defined pursuant to Article 100, paragraph 1, letter (a) of the Financial Services Act and Article 34-ter, paragraph 1, letter (b) of the Issuers' Regulation (an Eligible Italian Investor). Noteholders located in Italy that do not qualify as Eligible Italian Investors may not participate in the Exchange Offer and neither the Exchange Offer and Consent Solicitation Memorandum nor any other documents or materials relating to the Exchange Offer may be distributed or otherwise made available to them.

Eligible Italian Investors can offer to exchange Existing Notes, through authorised persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of 29 October 2007, as amended from time to time, and Legislative Decree No. 385 of September 1, 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority.

For the avoidance of doubt, the foregoing restrictions do not prohibit an Italian investor who is not an Eligible Italian Investor from exercising its rights under the Existing Notes to participate in the Consent Solicitation.

Turkey

The Exchange Offer and the offering of Additional New Notes will be registered with the CMB only for the purpose of the exchange of Existing Notes for New Notes and the sale of the Additional New Notes outside Turkey in accordance with Article 15/b of Decree 32 on the Protection of the Value of the Turkish Currency (as issued in August 1989 and subsequently amended on various occasions, most recently in November 2011, Decree 32), and Articles 6 and 25 of Communiqué´ Serial No: II No 22 on the Principles on the Registration and Sale of Debt Instruments (Communiqué) and, accordingly, the Notes (or beneficial interests therein) will neither be offered or sold to Turkish residents nor will they be offered or sold within Turkey under current capital markets regulations. Pursuant to Article 15/d/ii of Decree 32, Turkish residents are permitted to purchase or to sell the Notes (or beneficial interests) through banks and intermediary institutions authorised pursuant to capital markets legislation and to transfer their purchasing proceeds abroad through banks.

United Kingdom

The Exchange Offer and Consent Solicitation Memorandum may only be communicated to persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000 does not apply. Accordingly, the Exchange Offer and Consent Solicitation Memorandum is only for circulation to persons in the United Kingdom falling within Article 43(2) or within Article 49(2)(a) to (d) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order) or falling within the definition of Investment Professionals (as defined in Article 19(5) of the Order), or other persons to whom it may lawfully be communicated in accordance with the Order.

The Exchange Offer and Consent Solicitation Memorandum is only available in the United Kingdom to such persons and the Exchange Offer contemplated herein will be available only to, and may be engaged in only with, such persons, and such financial promotion must not be relied or acted upon by persons in the United Kingdom unless they fall under the above categories.

Each of the Existing Notes Issuer, New Notes Issuer, the Dealer Manager and the Exchange and Tabulation Agent has represented and agreed that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the New Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Existing Notes Issuer or the New Notes Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the New Notes in, from or otherwise involving the United Kingdom.

Canada, Australia and Japan

The Exchange Offer is not being made directly or indirectly in Canada, Australia or Japan and in such circumstances it will not be capable of acceptance from Canada, Australia or Japan.

Accordingly, neither the Exchange Offer and Consent Solicitation Memorandum nor any material relating to the Exchange Offer may be distributed to Canada, Australia or Japan.

For the avoidance of doubt, the foregoing restrictions do not prohibit an investor in Canada, Australia or Japan from exercising its rights under the Existing Notes to participate in the Consent Solicitation.

General

The Offer does not constitute an offer to buy or the solicitation of an offer to sell the Existing Notes and/or the New Notes in any circumstances in which such offer or solicitation is unlawful.  In those jurisdictions where the securities or other laws require the Offer to be made by a licensed broker or dealer and the Dealer Manager or any of its affiliates are so licensed, the Offer shall be deemed to be made on behalf of the New Notes Issuer by the Dealer Manager or such affiliate in such jurisdiction.